UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34973	25-1854385
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 9, 2011, we entered into a Research and Development Option and License Agreement (the “Agreement”) with Medicis Pharmaceutical Corporation (“Medicis”) to discover and develop boron-based small molecule compounds directed against a specified target for the potential treatment of acne.  Under the terms of the Agreement, we will receive a $7 million upfront payment and will be primarily responsible, during a defined research collaboration term, for discovering and conducting early development of product candidates for which Medicis would have an option to obtain an exclusive license.  We would also be eligible for future research, development, regulatory and sales milestones of up to $153 million, as well as high single-digit to low double-digit royalties on sales of products which Medicis licenses pursuant to its option.  Following option exercise, Medicis would be responsible for further development and commercialization of product candidates on a worldwide basis.

If Medicis exercises its option for a product candidate, the Agreement will continue in effect until the expiration of royalty payment obligations, which obligations will run through the later of patent or regulatory exclusivity and 7 years from first commercial sale, on a product-by-product basis.  Upon the expiration of such payment obligations for a product under the Agreement, Medicis will retain an exclusive, fully paid and royalty-free right and license in such product.  The Agreement allows for at-will termination by Medicis upon written notice, and either party may terminate for the other party’s uncured material breach of the agreement or specified activities related to insolvency.  In the event of at-will termination by Medicis or termination by us for material breach or insolvency activities by Medicis, all rights granted by us to Medicis would revert to us, and Medicis would be required to grant to us a non-exclusive license under its patent rights covering products under the Agreement.  If we materially breach the Agreement prior to the completion of the research collaboration term and exercise of the option, Medicis would be entitled to either terminate the Agreement or continue with the Agreement and terminate the research collaboration term, in which case Medicis would have a right to reduce its financial obligations to us or recover its costs to mitigate the damages resulting from such breach.

We have agreed not to research or develop, with respect to the target that is the subject of the Agreement, any small molecule products in a specified field for use in humans for a period of 11 years.  Medicis has agreed not to research or develop with respect to the target that is the subject of the Agreement any boron-containing compound for 9 years from the date of the Agreement or, if a certain milestone is not met, for 4 years from the date of the Agreement.

The foregoing is only a brief description of certain of the terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending March 31, 2011.

A press release announcing the foregoing is attached as Exhibit 99.1 attached hereto.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release announcing entry into Research and Development Option and License Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2011	ANACOR PHARMACEUTICALS, INC.

	By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Senior Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release announcing entry into Research and Development Option and License Agreement